Exhibit 99.1

Newton Golf Shafts Helps Propel Doug Barron to His First Major Championship on the PGA TOUR Champions

Barron outlasted the field at the Regions Tradition at Greystone Golf and CC in Birmingham, Alabama, jumping to fifth in Charles Schwab standings

CAMARILLO, CA, May 14, 2024 – Newton Golf Shafts, a business division of Sacks Parente Golf, Inc. (Nasdaq: SPGC) (“SPG” or the “Company”), announces that Doug Barron, a member of Newton Shafts’ roster, clinched his first major championship on the PGA TOUR Champions at the Regions Tradition held May 9 – 12, 2024 using the Newton Motion shaft in his driver.

This marked Barron’s third career victory and his first since 2020. His success underscores the unrivaled performance and precision engineered into every Newton Motion shaft, further cementing its position as a key differentiator on the PGA TOUR Champions. A total of five players on the PGA TOUR Champions trusted the Newton shaft in their drivers last week, including Newton Shafts’ brand ambassadors Barron and Ken Duke. Additionally, three other PGA TOUR Champions members elevated their game with the Newton Motion shafts in their fairway woods.

Barron secured his two-stroke victory with a four-under-par final round score of 68. Finishing the week with a driving accuracy of 72% and combined with his longest drive of the tournament of 301 yards, Barron was pleased with the performance of his Newton Motion driver shaft.

“My friend Ken Duke introduced me to the Newton shaft earlier this year and I found that after three days of playing with it and comparing it to my old shaft, I had a tighter dispersion and five more yards in distance,” said Barron. “The Newton shaft has made a big difference in my driving and unquestionably gave me confidence to win my first major championship last week.”

Barron debuted the Newton Motion shaft in competition for the first time at the Hoag Classic Newport Beach in March, where he tied for 15th. In his last two starts, Barron has finished tied for second and won, respectively. His victory at the Regions Tradition catapulted him an impressive 20 spots in the Schwab Cup rankings, and he is now securely positioned in fifth place.

So far this year, approximately 10 players have used a Newton Motion shaft in their drivers on the PGA TOUR Champions.

The Newton Motion shaft is a ready-to-play carbon fiber shaft designed to enhance a golfer’s performance by promoting straighter and longer shots with reduced effort. Using the Company’s proprietary shaft design and construction, the Newton Motion shaft features four essential technologies: Elongated Bend Profile; Kinetic Storage Construction, Newton Symmetry360 Design, and a Variable Bend profile.

In addition to the four technologies, instead of using the traditional categorization of shaft flexes of ladies, senior, regular, stiff, extra-shift, etc., the Newton Motion shaft uses a DOT system. Ranging from one to six dots, the system allows for a seamless transition from the most flexible shaft at one dot to the stiffest at six dots.

More information about the Newton Motion shafts, as well as the ability to purchase Newton Motion shafts, can be found at https://newtonshafts.com.

About Sacks Parente Golf

Sacks Parente Golf, Inc. serves as the parent entity of technology-forward golf companies that help golfers elevate their game. With a growing portfolio of golf products, including putters, golf shafts, golf grips, and other golf-related accessories, the Company’s innovative accomplishments include: the First Vernier Acuity putter, patented Ultra-Low Balance Point (ULBP) putter technology, weight-forward Center-of-Gravity (CG) design, and pioneering ultra-light carbon fiber putter shafts.

In consideration of its growth opportunities in golf shaft technologies, the Company expanded its manufacturing business in April of 2022 to develop the advanced Newton brand of premium golf shafts by opening a new shaft manufacturing facility in St. Joseph, MO. It is the Company’s intent to manufacture and assemble substantially all products in the United States, while also expanding into golf apparel and other golf-related product lines to enhance its growth.

The Company’s future expansions may include broadening its offerings through mergers, acquisitions or internal developments of product lines that are complementary to its premium brand. The Company currently sells its products through resellers, the Company’s websites, Club Champion retail stores, and distributors in the United States, Japan, and South Korea. For more information, please visit the Company’s website at https://sacksparente.com/. @sacksparentegolf @newtonshafts

Media Contact for SPG:

Beth Gast

BG Public Relations

beth.gast@bgpublicrelations.com

Investor Contact for SPG:

CORE IR

516-222-2560

investors@sacksparente.com